APPROVE CHANGE TO INVESTMENT POLICIES FOR GOLDMAN SACHS MID CAP EQUITY FUND, GOLDMAN SACHS GLOBAL INCOME FUND, GOLDMAN SACHS INSTITUTIONAL LIQUID ASSETS PORTFOLIOS, GOLDMAN SACHS FINANCIAL SQUARE FUNDS, THE EQUITY FUNDS AND GOLDMAN SACHS SMALL CAP VALUE FUND

Proposed Resolution to be Adopted by the Trustees of Goldman Sachs Trust and Goldman Sachs Variable Insurance Trust

RESOLVED, that the change in investment policy of the Goldman Sachs Mid Cap Equity Fund so that the Fund will invest, under normal circumstances, substantially and at least 65% of the Series' total assets in equity securities of companies with public stock market capitalizations (based upon shares available for trading on an unrestricted basis) primarily within the range of the market capitalization of the Russell MidCap Index (currently between $400 million and $16 billion) at the time of investment, be and hereby is, approved;

FURTHER RESOLVED, that the change in investment policy of the Goldman Sachs Global Income Fund so that all securities purchased by the Fund will be rated, at the time of investment, at least BBB and Baa by an NRSRO be, and hereby is, approved;

FURTHER RESOLVED, that the change in the investment policies of Goldman Sachs Institutional Liquid Assets Portfolios and Goldman Sachs Financial Square Funds so that the Portfolios and the Funds (other than the Treasury Instruments Funds) may enter into repurchase agreements with dealers in U.S. Government Securities and member banks of the Federal Reserve System be and hereby is, approved;

FURTHER RESOLVED, that the use of Equity swaps by the Goldman Sachs Asia Growth Fund, Goldman Sachs Emerging Markets Equity Fund and
Goldman Sachs International Equity Fund be, and hereby is, approved;

FURTHER RESOLVED, that the Equity Funds be and hereby are permitted to engage in equity swaps with counterparties rated at least A by an NRSRO; and

FURTHER RESOLVED, that the change in investment policy of the Goldman Sachs Small Cap Value Fund so that the Fund no longer emphasizes investments in companies with public stock market capitalizations of $500 million or less at the time of investment be and hereby is, approved.